UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 14, 2009

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 509-489-0500

Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

At the 2006 Annual Meeting of Shareholders, the shareholders of Avista Corporation (Avista Corp. or the Company) approved a proposal to proceed with a statutory share exchange, which would have changed the Company’s organization to a holding company structure. Subsequently, Avista Corp. received approval from the Federal Energy Regulatory Commission, conditioned on approval by the state regulatory agencies. The Company also received approval from the Washington Utilities and Transportation Commission (WUTC) and the Idaho Public Utilities Commission (IPUC), having reached agreement with staffs of those commissions and other parties, as to the terms of various proposed financial and other conditions and commitments on the part of the Company and the proposed new holding company. The Company was unable, however, to reach agreement on acceptable terms and conditions with interested parties in proceedings before the Public Utility Commission of Oregon (OPUC).

At the August 14, 2009 meeting of the Avista Corp. Board of Directors, the Board of Directors concluded that the conditions and commitments proposed by the OPUC staff would present risks and uncertainties related to the future issuance of equity capital such that it would not be in the best interests of the Company’s shareholders, or the Company’s customers, to accept such conditions. Therefore, the Board of Directors determined that the consummation of the statutory share exchange would not be in the best interests of the Company or its shareholders and, accordingly, abandoned the plan of share exchange and related transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: August 20, 2009	/s/ Marian M. Durkin
Marian M. Durkin
Senior Vice President, General Counsel and Chief Compliance Officer